Exhibit 99.1

Core-Mark Reports Fourth Quarter and Full Year 2011 Financial Results

•	Full year 2011 revenue increased 11.7% to $8.1 billion; Fourth quarter increased 14.6%

•	Full year 2011 diluted earnings per share (EPS) of $2.23 vs. $1.55 in 2010: increased 44%

•	2012 Guidance: Revenue approximately $9.0 billion and EPS range of $2.75 to $2.90

South San Francisco, California - March 8, 2012 - Core-Mark Holding Company, Inc. (Nasdaq: CORE), one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America, announced financial results for the fourth quarter and year ended December 31, 2011.

“Last year was one of positive momentum for Core-Mark, which will carry over into 2012. Vigorous revenue growth through both market share gains and a strategic acquisition positions the Company for continued progress,” said Michael Walsh, President and Chief Executive Officer of Core-Mark. “There are tremendous value-added opportunities ahead for us to help our convenience retailers grow their business and their profits. We never lose sight of this critical mission.”

Fourth Quarter
Net sales increased 14.6% to $2.13 billion for the fourth quarter of 2011 compared to $1.86 billion for the same period in 2010. The largest contributors to this growth were sales generated from our new contract with a large retailer announced in July 2011 and the Company's acquisition of Forrest City Grocery Company (FCGC) in May 2011.

Gross profit for the fourth quarter of 2011 was $109.8 million compared to $94.3 million for the same period last year, a 16.5% increase. LIFO expense during the quarter decreased $3.0 million compared to the fourth quarter of 2010, while cigarette holding gains decreased $0.2 million. Remaining Gross Profit, which excludes inventory holding gains and LIFO expense, increased 12.7% driven by an $8.2 million increase in non-cigarette remaining gross profit and a $4.5 million, or two cent per carton increase in cigarette remaining gross profit. The FCGC acquisition and new contract with a large retailer were significant contributors to the increase in non-cigarette remaining gross profit dollars.

RECONCILIATION OF GROSS PROFIT TO REMAINING GROSS PROFIT
(Unaudited and $ in millions)

	For the Three Months Ended December 31,
	2011	2010	% Change

Gross profit	$109.8	$94.3	16.5%
Cigarette inventory holding gains	(2.9)	(3.1)
LIFO expense	5.8	8.8
Remaining gross profit	$112.7	$100.0	12.7%

The Company's operating expenses for the fourth quarter of 2011 were $101.1 million compared to $94.1 million in the same quarter in 2010. As a percentage of net sales, total operating expenses decreased 32 basis points driven primarily by increased leverage on higher net sales.

Net income for the fourth quarter of 2011 was $5.2 million compared to $0.9 million for the same period in 2010, driven primarily by strong revenue growth, gross profit increases and operating cost leverage. As provided in the table below, Adjusted EBITDA grew from $15.4 million in the fourth quarter of 2010 to $22.2 million in the fourth quarter of 2011. The growth in Adjusted EBITDA was driven primarily by new business from the FCGC acquisition and the new contract.

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited and $ in millions)

	For the Three Months Ended December 31,
	2011	2010	% Change

Net income	$5.2	$0.9	477.8%
Interest expense, net (1)	0.6	0.6
Income tax provision (benefit)	3.0	(0.6)
Depreciation & amortization	6.3	5.3
LIFO expense	5.8	8.8
Stock-based compensation expense	1.4	1.1
Foreign currency transaction gains, net	(0.1)	(0.7)
Adjusted EBITDA	$22.2	$15.4	44.2%

______________________________________
Note (1): Interest expense, net, is reported net of interest income.

Diluted earnings per share were $0.45 for the fourth quarter this year compared to $0.08 in the fourth quarter of last year. These per share results were impacted by several items, which are reconciled in the attached table. Excluding these items, diluted earnings per share on an adjusted basis would have been $0.65 for the fourth quarter in 2011 compared to $0.48 for the same quarter last year.

2011 Results
Net sales were $8.11 billion in 2011 compared to $7.27 billion in 2010, an 11.7% increase. The increase in sales was driven primarily by the acquisition of FCGC and Finkle Distributors, Inc. (FDI) as well as the new contract with a large retailer announced in July of 2011. In addition, net sales increased due to inflation in both excise taxes and cigarette products and growth in the food category.

Gross profit for 2011 was $434.1 million compared to $385.3 million for the prior year, a 12.7% increase. Inventory holding gains were $8.0 million higher than prior year, and LIFO expense was $18.3 million, or 10% higher compared to 2010. Remaining Gross Profit, which excludes inventory holding gains, LIFO expense and certain OTP tax items, increased 10.7% driven by a $27.3 million increase in non-cigarette remaining gross profit and a $15.0 million, or four cent per carton increase in cigarette remaining gross profit. The increase in cents per carton was due primarily to higher gross profit per carton from FCGC, which operates primarily in fair trade states.

RECONCILIATION OF GROSS PROFIT TO REMAINING GROSS PROFIT
(Unaudited and $ in millions)

	For the Twelve Months Ended December 31,
	2011	2010	% Change

Gross profit	$434.1	$385.3	12.7%
Cigarette inventory holding gains	(8.2)	(6.1)
Candy inventory holding gains	(5.9)	—
Other Tobacco Products (OTP) tax items	(0.8)	(0.6)
LIFO expense	18.3	16.6
Remaining gross profit	$437.5	$395.2	10.7%

The Company's operating expenses for 2011 were $388.4 million compared to $356.4 million in 2010. As a percentage of net sales, total operating expenses decreased 11 basis points driven by increased leverage on higher net sales and despite a $3.5 million increase in net fuel costs.

Net income for 2011 was $26.2 million compared to $17.7 million in 2010, driven primarily by the gross profit increases and operating cost leverage previously discussed. Adjusted EBITDA grew from $70.0 million to $91.9 million over the same time period.

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited and $ in millions)

	For the Twelve Months Ended December 31,
	2011	2010	% Change

Net income	$26.2	$17.7	48.0%
Interest expense, net (1)	2.0	2.2
Income tax provision	17.0	9.5
Depreciation & amortization	22.4	19.7
LIFO expense	18.3	16.6
Stock-based compensation expense	5.5	4.8
Foreign currency transaction losses (gains), net	0.5	(0.5)
Adjusted EBITDA	$91.9	$70.0	31.3%

______________________________________
Note (1): Interest expense, net, is reported net of interest income.

Diluted earnings per share were $2.23 in 2011 compared to $1.55 in 2010. These per share results were impacted by several items, which are reconciled in the attached table. Excluding these items, diluted earnings per share on an adjusted basis would have been $2.75 for 2011 compared to $2.31 in 2010.

Guidance for 2012

The Company expects $9.0 billion in annual net sales in 2012, an 11% increase over 2011, driven by incremental sales from the FCGC acquisition, the new contract win and continued penetration of the fresh product offering, its vendor consolidation initiative and additional market share gains. Adjusted EBITDA for 2012 is expected to be $102 million to $105 million. Diluted earnings per share for the full year are expected to be between $2.75 and $2.90. This assumes $14 million in LIFO expense, a tax rate of 40% and 11.6 million fully diluted shares outstanding.

Capital expenditures for 2012 are expected to approach $30 million, approximately half of which is expected to be for expansion projects and the remainder for maintenance investments.

Conference Call and Webcast Information

Core-Mark will host an earnings call on Thursday March 8, 2012 at 9:00 a.m. Pacific time during which management will review the results of the fourth quarter. The call may be accessed by dialing 1-800-588-4973 using the code 31577997. The call may also be listened to on the Company's website www.core-mark.com.

An audio replay will be available for two weeks following the call by dialing 888-843-7419 using the same code. The replay will also be available via webcast at www.core-mark.com for approximately 90 days following the call.

About Non-GAAP Financial Measures

This press release includes non-GAAP financial measures including adjusted diluted earnings per share, adjusted EBITDA and remaining gross profit. We believe these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful period to period evaluation. Management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The tables in this press release contain more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.
Forward-Looking Statements
Statements in this press release that are not statements of historical fact are forward-looking statements. These statements include statements regarding our guidance for 2012 net sales, adjusted EBITDA, diluted earnings per share, capital expenditures and related disclosures. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “propose” or other similar words or expressions. Forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from those described in or implied by such forward-looking statements.

Factors that might cause or contribute to such differences include, but are not limited to, challenging economic conditions; our dependence on the convenience retail industry for our revenues; competition in our distribution markets; the dependence of some of our distribution centers on a few relatively large customers; gasoline and other price increases; the low-margin nature of cigarette and consumable goods distribution; our reliance on manufacturer discount and incentive programs and cigarette excise stamping allowances; our dependence on relatively few suppliers; risks and costs associated with efforts to grow our business through acquisitions; product liability claims and manufacturer recalls of products; unexpected outcomes in legal proceedings; our ability to achieve the expected benefits of implementation of marketing initiatives; failure or disruptions of our information technology systems; our dependence on our senior management; shortages of qualified labor; attempts by unions to organize our employees; declining cigarette sales volumes; legislation and other matters negatively affecting the cigarette and tobacco industry; increases in excise taxes or reduction in credit terms by taxing jurisdictions; potential liabilities associated with sales of cigarettes and other tobacco products; competition from sales of illicit and other low priced sales of cigarettes; reduction in the payment of dividends; currency exchange rate fluctuations; our ability to borrow additional capital; changes to accounting rules or regulations; compliance with governmental regulations; and earthquake and natural disaster damage.. Refer to the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on March 8, 2012 and Part II, Item 1A, “Risk Factors” of any quarterly report on Form 10-Q subsequently filed by us for a more comprehensive discussion of these and other risk factors. Except as required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Core-Mark
Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to approximately 28,000 customer locations in the U.S. and Canada through 26 distribution centers (excluding two distribution facilities the Company operates as a third party logistics provider). Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry convenience products. For more information, please visit www.core-mark.com.

Contact: Ms. Milton Gray Draper, Director of Investor Relations at 650-589-9445 x 3027 or at mdraper@core-mark.com

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)
(Unaudited)

	December 31,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$15.2	$16.1
Restricted cash	12.6	12.8
Accounts receivable, net of allowance for doubtful accounts of $9.6 and $8.7,
respectively	215.7	179.3
Other receivables, net	42.0	43.5
Inventories, net	362.3	290.7
Deposits and prepayments	48.2	42.2
Deferred income taxes	6.2	3.6
Total current assets	702.2	588.2
Property and equipment, net	99.5	84.7
Goodwill	16.2	4.6
Other non-current assets, net	52.3	31.3
Total assets	$870.2	$708.8
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$91.5	$57.3
Book overdrafts	27.1	6.5
Cigarette and tobacco taxes payable	173.4	166.8
Accrued liabilities	78.6	61.6
Deferred income taxes	0.3	0.3
Total current liabilities	370.9	292.5
Long-term debt	63.1	0.8
Deferred income taxes	9.8	2.2
Other long-term liabilities	9.5	7.7
Claims liabilities, net	27.8	30.6
Pension liabilities	13.6	12.3
Total liabilities	494.7	346.1
Stockholders’ equity:
Common stock; $0.01 par value (50,000,000 shares authorized, 12,382,724 and
11,613,525 shares issued; 11,344,947 and 11,118,163 shares outstanding at
December 31, 2011 and 2010, respectively)	0.1	0.1
Additional paid-in capital	240.1	229.6
Treasury stock at cost (1,037,777 and 495,362 shares of common stock at
December 31, 2011 and 2010, respectively)	(32.2)	(13.2)
Retained earnings	171.6	147.3
Accumulated other comprehensive loss	(4.1)	(1.1)
Total stockholders’ equity	375.5	362.7
Total liabilities and stockholders’ equity	$870.2	$708.8

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Net sales	$2,127.5	$1,856.8	$8,114.9	$7,266.8
Cost of goods sold	2,017.7	1,762.5	7,680.8	6,881.5
Gross profit	109.8	94.3	434.1	385.3
Warehousing and distribution expenses	61.2	54.8	234.6	211.8
Selling, general and administrative expenses	39.0	38.7	150.8	142.5
Amortization of intangible assets	0.9	0.6	3.0	2.1
Total operating expenses	101.1	94.1	388.4	356.4
Income from operations	8.7	0.2	45.7	28.9
Interest expense	(0.6)	(0.7)	(2.4)	(2.6)
Interest income	—	0.1	0.4	0.4
Foreign currency transaction gains (losses), net	0.1	0.7	(0.5)	0.5
Income before income taxes	8.2	0.3	43.2	27.2
Income tax (provision) benefit	(3.0)	0.6	(17.0)	(9.5)
Net income	$5.2	$0.9	$26.2	$17.7

Basic net income per common share (1)	$0.46	$0.08	$2.30	$1.64
Diluted net income per common share (1)	$0.45	$0.08	$2.23	$1.55

Basic weighted-average shares	11.4	11.0	11.4	10.8
Diluted weighted-average shares	11.5	11.7	11.7	11.4

Dividend declared and paid per common share	$0.17	$—	$0.17	$—
______________________________________________
Note (1): Basic and diluted earnings per share are calculated based on unrounded actual amounts.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Twelve Months Ended
	December 31,
	2011	2010
Cash flows from operating activities:
Net income	$26.2	$17.7
Adjustments to reconcile net income to net cash provided by operating activities:
LIFO and inventory provisions	18.2	16.5
Amortization of debt issuance costs	0.5	0.5
Stock-based compensation expense	5.5	4.8
Bad debt expense, net	2.0	1.4
Loss on disposals	0.2	0.7
Depreciation and amortization	22.4	19.7
Foreign currency transaction losses (gains), net	0.5	(0.5)
Deferred income taxes	(2.0)	5.2
Changes in operating assets and liabilities:
Accounts receivable, net	(20.0)	2.5
Other receivables, net	1.9	(3.5)
Inventories, net	(78.0)	(18.8)
Deposits, prepayments and other non-current assets	(12.4)	2.3
Accounts payable	30.0	(6.4)
Cigarette and tobacco taxes payable	7.5	32.1
Pension, claims, accrued and other long-term liabilities	10.3	0.6
Income taxes payable	(1.5)	0.1
Net cash provided by operating activities	11.3	74.9
Cash flows from investing activities:
Acquisition of business, net of cash acquired	(50.8)	(35.9)
Restricted cash	(0.1)	0.2
Additions to property and equipment, net	(24.1)	(13.9)
Capitalization of software	(0.2)	(1.0)
Proceeds from sale of fixed assets	0.1	0.1
Net cash used in investing activities	(75.1)	(50.5)
Cash flows from financing activities:
Borrowings (repayments) under revolving credit facility, net	62.0	(19.2)
Payments of financing costs	(0.7)	(1.8)
Dividends paid	(1.9)	—
Repurchases of common stock	(19.0)	—
Proceeds from exercise of common stock options and warrants	5.4	8.3
Tax withholdings related to net share settlements of restricted stock units	(1.7)	(1.7)
Excess tax deductions associated with stock-based compensation	1.7	2.0
Increase (decrease) in book overdrafts	17.1	(12.9)
Net cash provided by (used in) financing activities	62.9	(25.3)
Effects of changes in foreign exchange rates	—	(0.7)
Decrease in cash and cash equivalents	(0.9)	(1.6)
Cash and cash equivalents, beginning of period	16.1	17.7
Cash and cash equivalents, end of period	$15.2	$16.1
Supplemental disclosures:
Income taxes paid, net of refunds	$11.8	$10.6
Interest paid	2.0	1.7
Non-cash investing activities:
Contingent consideration related to acquisition of business	$—	$1.0

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF DILUTED EPS TO ADJUSTED DILUTED EPS
(In millions, except per share data)
(Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
			% Increase /			% Increase /
	2011 (a)	2010 (a)	(Decrease)	2011 (a)	2010 (a)	(Decrease)
Net income	$5.2	$0.9	477.8%	$26.2	$17.7	48.0%

Diluted shares	11.5	11.7		11.7	11.4

Diluted EPS	$0.45	$0.08		$2.23	$1.55
Cigarette inventory holding gains (1)	(0.15)	(0.16)		(0.42)	(0.32)
Candy inventory holding gains (2)	—	—		(0.30)	—
Foreign exchange (gain) / loss	(0.01)	(0.03)		0.02	(0.03)
LIFO expense	0.30	0.46		0.94	0.88
Certain other costs (3)	0.06	0.15		0.26	0.29
Tax items (4)	—	(0.02)		(0.04)	(0.06)
Effect of increase in diluted shares (5)	—	—		0.06	—
Adjusted diluted EPS (6)	$0.65	$0.48	35.4%	$2.75	$2.31	19.0%
______________________________________________
(1) Cigarette inventory holding gains
Cigarette inventory holding gains were $2.9 million and $3.1 million for the three months ended December 31, 2011 and 2010, respectively. For the year ended December 31, 2011 and 2010, cigarette inventory holding gains were $8.2 million and $6.1 million, respectively.

(2) Candy inventory holding gains
For the year ended December 31, 2011, we recognized candy inventory holding gains of approximately $5.9 million, resulting from manufacturer price increases during the year.

(3) Certain other costs
For the three months ended December 31, 2011, certain other costs consist of $0.8 million, or $0.04 per diluted share, of transition costs related to Forrest City Grocery Company (FCGC) and $0.4 million, or $0.02 per diluted share, of start-up and other infrastructure costs associated with the new distribution agreement with Couche-Tard. For the three months ended December 31, 2010, certain other costs consist of $1.5 million, or $0.08 per diluted share, of integration expenses associated with the FDI acquisition, $0.6 million, or $0.03 per diluted share, of costs related to the settlement of insurance claims we inherited from Fleming, our former parent company, and $0.8 million, or $0.04 per diluted share, of expenses for advisory and due diligence activities necessary to analyze multiple offers from potential acquirers.
For the year ended December 31, 2011, certain other costs consist of $2.7 million, or $0.17 per diluted share, of costs related to the FCGC acquisition and $1.8 million, or $0.09 per diluted share, of start-up and other infrastructure costs associated with the new distribution agreement with Couche-Tard. For the year ended December 31, 2010, certain other costs consist of $2.8 million, or $0.15 per diluted share, of integration expenses associated with the FDI acquisition, $1.6 million, or $0.08 per diluted share, of costs related to the settlement of insurance claims we inherited from Fleming, our former parent company, and $1.1 million, or $0.06 per diluted share, of expenses for advisory and due diligence activities necessary to analyze multiple offers from potential acquirers.

(4) Tax items
For the three months ended December 31, 2010, the provision for income taxes included a $0.1 million net benefit.
The provision for income taxes for the year ended December 31, 2011, included a $0.5 million net benefit including $0.1 million of interest recovery, compared to a $0.7 million net benefit including $0.1 million of interest recovery for the same period in 2010. The net benefits related primarily to the expiration of the statute of limitations for uncertain tax positions and adjustments of prior year's estimates.

(5) Effect of increase in diluted shares
Diluted earnings per share for the year ended December 31, 2011 was negatively impacted by $0.06 as a result of an increase in diluted shares compared to the same period in 2010.

(6) Adjusted diluted EPS
The adjusted diluted earnings per share impacts of the above items were calculated using a tax rate of approximately 39.66% and 39.65% for the three months and year ended December 31, 2011 and 2010, respectively, except for the tax items for all periods presented and $1.0 million of non-deductible acquisition costs related to FCGC for the year ended December 31, 2011.

(a) Amounts and percentages have been rounded for presentation purposes and might differ from unrounded results.